Exhibit 99.2

Earnings Release and Supplemental Financial Information First Quarter	2018

Financial Supplement	First Quarter 2018

Financial Supplement	First Quarter 2018

Corporate Profile

We are the world’s largest owner and operator of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of March 31, 2018, we operated a global network of 158 temperature-controlled warehouses encompassing approximately 933.9 million cubic feet, with 140 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, we hold a minority interest in the China JV, as described in Note 3 of the Consolidated Financial Statements included in Item 8 of our 2017 Annual Report on Form 10-K, which owns or operates 13 temperature-controlled warehouses located in China.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Andrea L. Darweesh: Chief Human Resources Officer and Executive Vice President
Thomas B. Musgrave: Chief Information Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board Members
Jeffrey M. Gault: Chairman of the Board of Trustees
James R. Heistand: Lead Independent Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
George J. Alburger, Jr.: Trustee
Bradley J. Gross: Trustee
Joel A. Holsinger: Trustee
Michelle M. MacKay: Trustee
Mark R. Patterson: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investor Relations section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Goldman Sachs	Andrew Rosivach	212-902-2796
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Stock Listing Information
The stock of Americold Realty Trust is traded on the New York Stock Exchange under the symbol "COLD".

Financial Supplement	First Quarter 2018

AMERICOLD REALTY TRUST ANNOUNCES FIRST QUARTER 2018 RESULTS

- Global Warehouse Segment Revenue Growth of 3.9% and Contribution (NOI) Growth of 7.2% -
- Reports Core FFO of $0.27 and AFFO of $0.31 Per Diluted Common Share -
- Completed Initial Public Offering -

Atlanta, GA, May 10, 2018 - Americold Realty Trust (NYSE: COLD) (the "Company"), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2018.

“Our first quarter 2018 results demonstrate the ongoing strength of our business, including same store Global Warehouse segment revenue and contribution (NOI) increases of 4.0% and 6.5%, respectively. The same store contribution (NOI) growth was primarily driven by favorable customer mix, increase in number of fixed commitment contracts, and productivity improvements across our network. We continue to make progress within our development pipeline as we work to support our customers and market growth opportunities. In the first quarter 2018, we completed our initial public offering and simultaneously closed on our $925.0 million dollar credit facility. As the first publicly traded REIT in the temperature-controlled infrastructure and supply chain industry, we believe we are well positioned for continued growth and creating long-term shareholder value” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

First Quarter 2018 Highlights

•	Total revenue was $391.1 million, a 4.9% increase over the same quarter last year; Global Warehouse segment revenue was $286.5 million, a 3.9% increase over the same quarter last year

•
Total contribution (NOI) was $97.3 million, a 7.0% increase over the same quarter last year; Global Warehouse segment contribution (NOI) was $89.6 million, a 7.2% increase over the same quarter last year

•
Net loss of $8.6 million, or $0.08 per diluted common share, compared to net income of $4.4 million from the same quarter last year; excluding $21.1 million of non-cash deferred financing costs, net income for the quarter would have been $12.5 million, or $0.10 per diluted common share

•	Core EBITDA of $71.7 million, a 6.5% increase over the same quarter last year

•	Core Funds from Operations ("Core FFO") of $34.8 million, or $0.27 per diluted common share

•	Adjusted Funds from Operations (“AFFO”) of $39.9 million, or $0.31 per diluted common share

•	Global Warehouse segment same store revenue grew 4.0% to $280.5 million, with segment contribution (NOI) improving 6.5% to $89.1 million, both over prior year

•	Completed initial public offering ("IPO") in January 2018, generating net proceeds of $494 million to the Company

•	Closed $925 million senior secured credit facility

First Quarter 2018 Total Company Financial Results
Total revenue for the first quarter ended March 31, 2018 was $391.1 million, a 4.9% increase from the same quarter of the prior year. This growth was largely driven by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and contractual rate escalations within the Global Warehouse segment.

Financial Supplement	First Quarter 2018

For the first quarter of 2018, the Company reported a net loss of $8.6 million, or $0.08 per diluted share, compared to net income of $4.4 million for the same quarter of the prior year. This decrease was primarily driven by the write-off of $21.1 million of non-cash deferred financing costs associated with the refinancing of debt in conjunction with the Company's January 2018 initial public offering ("IPO"). Excluding this charge, net income for the quarter would have been $12.5 million, or $0.10 per diluted common share.

Total contribution (NOI) for the first quarter ended March 31, 2018 increased 7.0% to $97.3 million, compared to $91.0 million for the same quarter of the prior year.

Core EBITDA was $71.7 million for the first quarter of 2018, compared to $67.3 million for the same quarter of the prior year. This reflects a 6.5% increase over prior year while absorbing approximately $1.5 million of additional recurring public company expenses incurred in the first quarter of 2018.

For the first quarter of 2018, Core FFO was $34.8 million, or $0.27 per diluted share, compared to $22.7 million for same quarter of the prior year.

For the first quarter of 2018, AFFO was $39.9 million, or $0.31 per diluted share, compared to $26.8 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

As a result of the Company going public subsequent to January 1, 2018, the weighted average share count used to derive the first quarter 2018 per share metrics reflects the timing of the offering.

First Quarter 2018 Global Warehouse Segment Results
For the first quarter of 2018, Global Warehouse segment revenues were $286.5 million, an increase of $10.7 million, or 3.9%, compared to $275.8 million for the first quarter of 2017. This growth was primarily driven by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and contractual rate escalations.

Warehouse segment contribution (NOI) was $89.6 million, or 31.3% of segment revenue for the first quarter of 2018, compared to $83.5 million, or 30.3% of revenue, for the prior year. This represents 7.2% improvement in segment profitability over the first quarter 2017 and an expansion of 100 basis points in segment margin period-over-period. The year over year profit growth was driven primarily by a more favorable customer mix, a shift to a greater number of fixed commitment storage contracts, and labor and other productivity improvements. The Company continues to generate productivity improvements with its ongoing focus on continuous improvement initiatives driven by further adoption of its Americold Operating System ("AOS").

The Company ended the first quarter of 2018 with 146 total facilities in its Global Warehouse segment portfolio. Of the 146 total facilities, 138 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining eight facilities are in various stages of operations and are classified as "non-same store."

Financial Supplement	First Quarter 2018

The tables below summarize the first quarter 2018 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended March 31,		Change
Dollars in thousands	2018	2017
Global Warehouse revenues:
Rent and storage	$125,727	$119,666	5.1%
Warehouse services	160,790	156,141	3.0%
Total Warehouse revenues	286,517	275,807	3.9%
Global Warehouse contribution (NOI)	$89,570	$83,520	7.2%
Global Warehouse margin	31.3%	30.3%	100 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,447	2,469	(0.9)%
Average physical pallet positions	3,212	3,184	0.9%
Occupancy percentage	76.2%	77.6%	-140 bps
Same store rent and storage revenues per occupied pallet	$51.38	$48.47	6.0%
Global Warehouse services:
Throughput pallets	6,645	6,799	(2.3)%
Same store warehouse services revenues per throughput pallet	$24.20	$22.97	5.4%

Global Warehouse - Same Store	Three Months Ended March 31,		Change
Dollars in thousands	2018	2017
Global Warehouse same store revenues:
Rent and storage	$122,977	$116,661	5.4%
Warehouse services	157,502	152,999	2.9%
Total same store revenues	280,479	269,660	4.0%
Global Warehouse same store contribution (NOI)	$89,126	$83,706	6.5%
Global Warehouse same store margin	31.8%	31.0%	80 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,375	2,416	(1.7)%
Average physical pallet positions	3,112	3,096	0.5%
Occupancy percentage	76.3%	78.0%	-170 bps
Same store rent and storage revenues per occupied pallet	$51.77	$48.30	7.2%
Global Warehouse same store services:
Throughput pallets	6,499	6,657	(2.4)%
Same store warehouse services revenues per throughput pallet	$24.24	$22.98	5.5%

Fixed Commitment Rent and Storage Revenue
Annualized committed rent and storage revenue was $197.7 million, which represented 38.9% of total Warehouse segment rent and storage revenue for the quarter ended March 31, 2018.

Financial Supplement	First Quarter 2018

Capital and Balance Sheet Activity
In January 2018, the Company completed its IPO and issued 33.4 million common shares at $16.00 per share, including the full exercise of the underwriters’ option to purchase additional shares, raising aggregate net proceeds to the Company of approximately $494.0 million after deducting the underwriting discount and offering expenses. In connection with the IPO, the Company closed on its new $925.0 million senior secured credit facility, consisting of a five-year, $525.0 million senior secured term loan A facility and a three-year, $400.0 million senior secured revolving credit facility. Subsequently, the Company used the proceeds to repay its term loan B facility and outstanding construction loan debt aggregating $827.5 million and repaid $50 million of its outstanding term loan A facility while increasing its revolver capacity by $50 million.

At March 31, 2018, the Company had total liquidity of approximately $610.0 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.57 billion (including $157.0 million of capital leases/sale leasebacks), with a weighted average term of 4.4 years. The Company has no material debt maturities during the remainder of 2018 and all of 2019. At March 31, 2018, 64% of the Company's total debt outstanding was at a fixed rate and on a trailing twelve month basis, its net debt to Core EBITDA was approximately 4.7x. The Company's weighted average effective interest rate on outstanding indebtedness was 5.39%.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, May 10, 2018 at 5:00 p.m. Eastern Time to discuss first quarter 2018 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13679036. The telephone replay will be available starting shortly after the call until May 24, 2018.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 158 temperature-controlled warehouses, with approximately 934 million cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,000 associates worldwide.

Financial Supplement	First Quarter 2018

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDA re, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; difficulties in identifying properties to be acquired and completing acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; the cost and time requirements as a result of our operation as a publicly traded REIT; the concentration of ownership by funds affiliated with The Yucaipa Companies, The Goldman Sachs Group, Inc., and Fortress Investment Group, LLC; changes in foreign currency exchange rates; and the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors,

Financial Supplement	First Quarter 2018

including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	First Quarter 2018

Selected Quarterly Financial Data

Post-IPO	Pre-IPO
In thousands, except per share amounts - unaudited	As of
Capitalization	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Fully diluted common shares outstanding at quarter end (1)	147,133	n/a	n/a	n/a	n/a
Common stock share price at quarter end	$19.08	n/a	n/a	n/a	n/a
Market value of common equity	$2,807,298	n/a	n/a	n/a	n/a

Gross debt (2)	$1,571,151	$1,933,265	n/a	n/a	n/a
Less: cash and cash equivalents	193,868	48,873	n/a	n/a	n/a
Net debt	$1,377,283	$1,884,392	n/a	n/a	n/a

Enterprise Value	$4,184,581	n/a	n/a	n/a	n/a
Gross debt / enterprise value	37.5%	n/a	n/a	n/a	n/a
Net Debt to Core EBITDA (2)	4.72	x	6.56	x	n/a	n/a	n/a
Post-IPO	Pre-IPO
Three Months Ended
Selected Operation Data	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Warehouse segment revenues	$286,517	$297,598	$290,593	$281,664	$275,807
Total revenues	391,141	401,720	389,501	379,452	372,914
Operating income (3)	35,932	43,267	26,896	28,064	36,786
Net (loss) income	(8,639)	8,000	(4,607)	(8,385)	4,384
Total warehouse segment contribution (NOI) (4)	89,570	93,930	86,074	84,805	83,520
Total segment contribution (NOI) (4)	97,287	100,367	92,831	89,943	90,964

Selected Other Data
Core EBITDA (5)	71,656	78,710	71,377	69,750	67,308
Core funds from operations (1)	34,765	32,693	25,695	25,045	22,660
Adjusted funds from operations (1)	39,876	24,012	24,089	19,746	26,769

Earnings Measurements
Net loss per share - basic	$(0.08)	n/a	n/a	n/a	n/a
Net loss per share - diluted	$(0.08)	n/a	n/a	n/a	n/a
Core FFO per diluted share (1)	$0.27	n/a	n/a	n/a	n/a
Dividend distributions declared per common share (6)	$0.15	n/a	n/a	n/a	n/a
Diluted Core FFO payout ratio (7)	55.6%	n/a	n/a	n/a	n/a

Portfolio Statistics
Total global warehouses	158	158	160	160	160
Ending occupancy	76.2%	81.5%	77.4%	75.6%	77.6%

Financial Supplement	First Quarter 2018

(1) See "Reconciliation of Net Earnings to NAREIT FFO, Core FFO and AFFO"

(2) Net Debt to Core EBITDA Computation	March 31, 2018		December 31, 2017
Total debt	$1,555,216		$1,901,090
Discount and deferred financing costs	15,935		32,175
Gross debt	1,571,151		1,933,265
Adjustments:
Less: cash and cash equivalents	193,868		48,873
Net debt	1,377,283		1,884,392
Core EBITDA - Twelve Months Ended (see page 17)	291,493		287,145
Net Debt to Core EBITDA	4.72	x	6.56	x

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

(4) Reconciliation of segment contribution (NOI)	Three Months Ended
	March 31, 2018		December 31, 2017		September 30, 2017	June 30, 2017	March 31, 2017
Warehouse segment contribution (NOI)	$89,570		$93,930		$86,074	$84,805	$83,520
Third-party managed segment contribution (NOI)	3,777		3,143		3,211	3,484	2,988
Transportation segment contribution (NOI)	3,594		3,217		3,090	3,089	3,553
Quarry segment contribution (NOI)	346		77		456	(1,435)	903
Total segment contribution (NOI)	$97,287		$100,367		$92,831	$89,943	$90,964
Depreciation, depletion and amortization	(29,408)		(29,545)		(28,875)	(28,913)	(29,408)
Corporate-level selling, general and administrative expenses	(31,947)		(26,855)		(27,894)	(25,121)	(24,770)
Impairment of long-lived assets	—		(700)		—	(8,773)	—
Multi-Employer pension plan withdrawal expense	—		—		(9,167)	—	—
U.S. GAAP operating income	$35,932		$43,267		$26,895	$27,136	$36,786

(5) See "Reconciliation of Net Earnings to EBITDA and Core EBITDA"

(6) Distributions per common share in the first quarter of 2018
Distributions declared on common shares in the first quarter of 2018	$21,436
Common shares outstanding as of March 30, 2018	142,513
	$0.15

(7) Calculated as distributions declared on common shares divided by Core FFO per fully diluted share.

n/a = not applicable or not meaningful

Financial Supplement	First Quarter 2018

Condensed Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	March 31, 2018	December 31, 2017
	Unaudited
Assets
Property, plant, and equipment:
Land	$389,565	$389,443
Buildings and improvements	1,887,206	1,865,727
Machinery and equipment	549,908	555,453
	2,826,679	2,810,623
Accumulated depreciation and depletion	(1,030,240)	(1,010,903)
Property, plant, and equipment – net	1,796,439	1,799,720
Capitalized leases:
Buildings and improvements	16,827	16,827
Machinery and equipment	59,619	59,389
	76,446	76,216
Accumulated depreciation	(42,996)	(41,051)
Capitalized leases – net	33,450	35,165
Cash and cash equivalents	193,868	48,873
Restricted cash	19,394	21,090
Accounts receivable – net of allowance of $5,804 and $5,309 at March 31, 2018 and December 31, 2017, respectively	178,649	200,006
Identifiable intangible assets – net	26,239	26,645
Goodwill	188,096	188,169
Investments in partially owned entities	15,935	15,942
Other assets	41,685	59,287
Total assets	$2,493,755	$2,394,897
Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	232,737	241,259
Construction loan - net of deferred financing costs of $179 at December 31, 2017	—	19,492
Mortgage notes and term loans - net of discount and deferred financing costs of $15,935 and $31,996, in the aggregate, at March 31, 2018 and December 31, 2017, respectively	1,398,227	1,721,958
Sale-leaseback financing obligations	120,911	121,516
Capitalized lease obligations	36,078	38,124
Unearned revenue	18,200	18,848
Pension and postretirement benefits	16,105	16,756
Deferred tax liability - net	20,423	21,940
Multi-Employer pension plan withdrawal liability	9,086	9,134
Total liabilities	1,851,767	2,209,027
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; zero and 375,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	372,794
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; zero and 125 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 142,513,448 and 69,370,609 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,425	694
Paid-in capital	1,255,094	394,082
Accumulated deficit and distributions in excess of net earnings	(613,363)	(581,470)
Accumulated other comprehensive loss	(1,168)	(230)
Total shareholders’ equity (deficit)	641,988	(186,924)
Total liabilities, Series B Preferred Shares and shareholders’ equity (deficit)	$2,493,755	$2,394,897

Financial Supplement	First Quarter 2018

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2018	2017
Revenues:
Rent, storage, and warehouse services revenues	$286,517	$275,807
Third-party managed services	63,876	58,367
Transportation services	38,345	36,181
Other revenues	2,403	2,559
Total revenues	391,141	372,914
Operating expenses:
Rent, storage, and warehouse services cost of operations	196,947	192,287
Third-party managed services cost of operations	60,099	55,379
Transportation services cost of operations	34,751	32,628
Cost of operations related to other revenues	2,057	1,656
Depreciation, depletion, and amortization	29,408	29,408
Selling, general and administrative	31,947	24,770
Total operating expenses	355,209	336,128

Operating income	35,932	36,786

Other (expense) income:
Loss from partially owned entities	(139)	(27)
Interest expense	(24,495)	(27,727)
Interest income	623	257
Loss on debt extinguishment and modification	(21,385)	(171)
Foreign currency exchange gain (loss)	680	(2,773)
Other income (expense), net	56	(467)
(Loss) income before income tax	(8,728)	5,878
Income tax (expense) benefit:
Current	(1,067)	(2,242)
Deferred	1,156	748
Total income tax benefit (expense)	89	(1,494)

Net (loss) income	$(8,639)	$4,384
Less distributions on preferred shares of beneficial interest - Series A	(1)	—
Less distributions on preferred shares of beneficial interest - Series B	(1,817)	(7,109)
Less accretion on preferred shares of beneficial interest – Series B	—	(220)
Net loss attributable to common shares of beneficial interest	$(10,457)	$(2,945)

Weighted average common shares outstanding – basic	124,433	69,931
Weighted average common shares outstanding – diluted	124,433	69,931

Net loss per common share of beneficial interest - basic	$(0.08)	$(0.04)
Net loss per common share of beneficial interest - diluted	$(0.08)	$(0.04)

Distributions declared per common share of beneficial interest	$0.15	$0.07

Financial Supplement	First Quarter 2018

Reconciliation of Net Earnings to NAREIT FFO, Core FFO and AFFO
(In thousands)
	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net (loss) income	$(8,639)	$8,000	$(4,607)	$(8,385)	$4,384
Adjustments:
Real estate related depreciation and depletion	22,174	22,041	21,530	21,474	21,433
Net (gain) loss on sale of depreciable real estate	—	(126)	83	—	—
Impairment charges on certain real estate assets	—	700	—	8,773	—
Real estate depreciation on China JV	270	302	326	287	268
NAREIT Funds from operations	13,805	30,917	17,332	22,149	26,085
Less distributions on preferred shares of beneficial interest	(1,818)	(7,118)	(7,109)	(7,116)	(7,109)
NAREIT Funds from operations attributable to common shareholders	$11,987	$23,799	$10,223	$15,033	$18,976
Adjustments:
Net (gain) loss on sale of non-real estate assets	(148)	(168)	(236)	(96)	(99)
Non-offering related IPO expenses (a)	1,245	—	—	—	—
Stock-based compensation expense, IPO grants	965	—	—	—	—
Severance and reduction in workforce costs (b)	11	534	(18)	—	—
Terminated site operations costs (c)	—	53	2,506	121	(3)
Strategic alternative costs	—	3,770	2,622	902	842
Impairment of partially owned entities (d)	—	—	—	6,496	—
Loss on debt extinguishment and modification	21,385	—	386	429	171
Inventory asset impairment	—	—	—	2,108	—
Foreign currency exchange (gain) loss	(680)	(279)	1,045	52	2,773
Excise tax settlement	—	4,984	—	—	—
Multi-Employer pension plan withdrawal expense	—	—	9,167	—	—
Core FFO applicable to common shareholders	$34,765	$32,693	$25,695	$25,045	$22,660
Adjustments:
Amortization of deferred financing costs and debt discount	1,674	2,215	2,203	2,163	2,023
Amortization of below/above market leases	38	37	38	38	38
Straight-line net rent	(5)	3	33	77	(12)
Deferred income taxes (benefit) expense	(1,156)	721	(349)	(3,283)	(748)
Stock-based compensation expense, excluding IPO grants	3,553	598	587	587	587
Non-real estate depreciation and amortization	7,234	7,505	7,345	7,439	7,975
Non-real estate depreciation and amortization on China JV	156	155	156	147	151
Recurring maintenance capital expenditures (e)	(6,383)	(19,915)	(11,619)	(12,467)	(5,905)
Adjusted FFO applicable to common shareholders	$39,876	$24,012	$24,089	$19,746	$26,769

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	124,433	n/a	n/a	n/a	n/a
Dilutive stock options and unvested restricted stock units	2,668	n/a	n/a	n/a	n/a
Weighted average dilutive shares for net income calculation	127,101	n/a	n/a	n/a	n/a
Common shares equivalents (d)	20,032	n/a	n/a	n/a	n/a
Fully diluted common shares outstanding at quarter-end (e)	147,133	n/a	n/a	n/a	n/a

NAREIT FFO available to common shareholders - basic per share	$0.10	n/a	n/a	n/a	n/a
NAREIT FFO available to common shareholders - diluted per share	$0.09	n/a	n/a	n/a	n/a
NAREIT FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.08	n/a	n/a	n/a	n/a

Core FFO available to common shareholders - basic per share	$0.28	n/a	n/a	n/a	n/a
Core FFO available to common shareholders - diluted per share	$0.27	n/a	n/a	n/a	n/a
Core FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.24	n/a	n/a	n/a	n/a

Adjusted FFO available to common shareholders - basic per share	$0.32	n/a	n/a	n/a	n/a
Adjusted FFO available to common shareholders - diluted per share	$0.31	n/a	n/a	n/a	n/a
Adjusted FFO available to common shareholders - fully diluted per share at quarter end (e)	$0.27	n/a	n/a	n/a	n/a

Financial Supplement	First Quarter 2018

(a)	Represents one-time costs and professional fees associated with becoming a public company.
(b)	Represents one-time severance from and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(c)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(d)	Fully diluted common share equivalents outstanding at March 31, 2018.
(e)
Assumes i) all post-IPO commons shares were outstanding for the entire quarter, and ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter.

Financial Supplement	First Quarter 2018

Reconciliation of Net Earnings to EBITDA and Core EBITDA
(In thousands)
	Twelve Months Ended		Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net (loss) income	$(13,631)	$(608)	$(8,639)	$8,000	$(4,607)	$(8,385)	$4,384
Adjustments:
Depreciation, depletion and amortization	116,741	116,741	29,408	29,545	28,875	28,913	29,408
Interest expense	111,666	114,898	24,495	29,665	29,218	28,288	27,727
Income tax (benefit) expense	7,810	9,393	(89)	6,038	1,776	85	1,494
EBITDA	$222,586	$240,424	$45,175	$73,248	$55,262	$48,901	$63,013
Adjustments:
Severance and reduction in workforce costs (a)	527	516	11	534	(18)	—	—
Terminated site operations cost (b)	2,680	2,677	—	53	2,506	121	(3)
Non-offering related IPO expenses (c)	1,245	—	1,245	—	—	—	—
Strategic alternative costs (d)	7,294	8,136	—	3,770	2,622	902	842
Loss (income) from partially owned entities	1,475	1,363	139	21	(9)	1,324	27
Impairment of partially owned entities (e)	6,496	6,496	—	—	—	6,496	—
Impairment of inventory and long-lived assets	11,581	11,581	—	700	—	10,881	—
Loss (gain) on foreign currency exchange	138	3,591	(680)	(279)	1,045	52	2,773
Stock-based compensation expense	6,289	2,358	4,518	598	587	586	587
Loss on debt extinguishment and modification	22,200	986	21,385	—	386	429	171
(Gain) loss on real estate and other asset disposals	(185)	(150)	(137)	65	(171)	58	(102)
Multi-Employer pension plan withdrawal expense	9,167	9,167	—	—	9,167	—	—
Core EBITDA	$291,493	$287,145	$71,656	$78,710	$71,377	$69,750	$67,308

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time costs and professional fees associated with becoming a public company.
(d)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(e)
Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We did not receive any cash distributions from the China JV since the formation of the joint venture.

Financial Supplement	First Quarter 2018

Reconciliation of Net Earnings to EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended March 31,
	2018	2017
Net (loss) income	$(8,639)	$4,384
Adjustments:
Depreciation, depletion and amortization	29,408	29,408
Interest expense	24,495	27,727
Income tax (benefit) expense	(89)	1,494
Adjustment to reflect share of EBITDAre of unconsolidated affiliates	557	571
EBITDAre (a)	$45,732	$63,584
Adjustments:
Severance and reduction in workforce costs	11	—
Terminated site operations cost	—	(3)
Non-offering related IPO expenses	1,245	—
Strategic alternative costs	—	842
Loss from partially owned entities	139	27
(Gain) loss on foreign currency exchange	(680)	2,773
Stock-based compensation expense	4,518	587
Loss on debt extinguishment and modification	21,385	171
Gain on real estate and other asset disposals	(137)	(102)
Reduction in EBITDAre from partially owned entities	(557)	(571)
Core EBITDA	$71,656	$67,308

(a)	Refers to EBITDA for Real Estate in accordance with the standards established by the Board of Governors of NAREIT adopted in the first quarter of 2018.

Financial Supplement	First Quarter 2018

Debt Detail and Maturities

			Effective interest rate [6] as of March 31, 2018	Outstanding principal amount at
	Stated maturity date	Contractual interest rate [5]		March 31, 2018	December 31, 2017
2010 Mortgage Loans cross-collateralized and cross-defaulted by 46 warehouses:				(In thousands)
Component A-1	1/2021	3.86%	4.40%	$52,641	$56,941
Component A-2-FX	1/2021	4.96%	5.38%	150,334	150,334
Component A-2-FL	1/2021	LIBOR + 1.51%	3.80%	48,654	48,654
Component B	1/2021	6.04%	6.48%	60,000	60,000
Component C	1/2021	6.82%	7.28%	62,400	62,400
Component D	1/2021	7.45%	7.92%	82,600	82,600
2013 Mortgage Loans cross-collateralized and cross-defaulted by 15 warehouses:
Senior note	5/2023	3.81%	4.14%	192,654	194,223
Mezzanine A	5/2023	7.38%	7.55%	70,000	70,000
Mezzanine B	5/2023	11.50%	11.75%	32,000	32,000
ANZ Term Loans secured by mortgages in properties owned by relevant subsidiaries:
Australian Term Loan [2,4]	6/2020	BBSY + 1.40%	4.59%	156,046	158,645
New Zealand Term Loan [3,4]	6/2020	BKBM + 1.40%	5.15%	31,834	31,240
2018 Senior Secured Term A Facility [4] secured by stock pledge in qualified subsidiaries	1/2023	LIBOR+2.50%	4.90%	475,000	—
2015 Senior Secured Term Loan B Facility [4]	12/2022	LIBOR+3.75%	5.79%	—	806,918
Total principal amount of mortgage notes and term loans				1,414,163	1,753,955
Less deferred financing costs				(15,611)	(25,712)
Less debt discount				(325)	(6,285)
Total mortgage notes and term loans, net of deferred financing costs and debt discount				$1,398,227	$1,721,958
2018 Senior Secured Revolving Credit Facility [4,5]	1/2021	LIBOR+2.50%	n/a	$—	$—
Construction Loan:
Warehouse Clearfield, UT secured by mortgage	2/2019	LIBOR + 3.25% or prime rate + 2.25%	5.18%	$—	$19,671
Less deferred financing costs				—	(179)
				$—	$19,492

(1)
Component A-2-FL of the 2010 Mortgage Loans has a variable interest rate equal to one-month LIBOR plus 1.51%, with one-month-LIBOR subject to a floor of 1.00% per annum. In addition, we maintain an interest rate cap on the variable rate tranche that caps one-month LIBOR at 6.0%. The variable interest rate at March 31, 2018 was 3.39% per annum.

(2)
As of March 31, 2018, the outstanding balance was AUD$203.0 million and the variable interest rate was 3.28% per annum (1.88% BBSY plus 1.40% margin) of which 75% is fixed via an interest rate swap at 4.06% per annum (2.66% BBSY plus 1.40% margin).

(3)
As of March 31, 2018, the outstanding balance was NZD$44.0 million and the variable interest rate was 3.33% per annum (1.93% BKBM plus 1.40% margin), of which 75% is fixed via an interest rate swap at 4.93% per annum (3.53% BKBM plus 1.40% margin).

(4)	References in this table to LIBOR are references to one-month LIBOR and references to BBSY and BKBM are to Australian Bank Bill Swap Bid Rate and New Zealand Bank Bill Reference Rate, respectively.

(5)	Unused line, letter of credit and financing fees increase the stated interest rate.

(6)
The effective interest rate includes effects of amortization of the deferred financing costs and debt discount. The weighted average effective interest rate for total debt was 5.39% and 5.68% as of March 31, 2018 and December 31, 2017, respectively.

Financial Supplement	First Quarter 2018

Operations Overview

Revenue and Contribution by Segment (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2018	2017
Segment revenues:
Warehouse	$286,517	$275,807
Third-Party Managed	63,876	58,367
Transportation	38,345	36,181
Quarry	2,403	2,559
Total revenues	391,141	372,914

Segment contribution:
Warehouse	89,570	83,520
Third-Party Managed	3,777	2,988
Transportation	3,594	3,553
Quarry	346	903
Total segment contribution	97,287	90,964

Reconciling items:
Depreciation, depletion, and amortization	(29,408)	(29,408)
Selling, general and administrative	(31,947)	(24,770)
Loss from partially owned entities	(139)	(27)
Interest expense	(24,495)	(27,727)
Interest income	623	257
Loss on debt extinguishment and modification	(21,385)	(171)
Foreign currency exchange gain (loss)	680	(2,773)
Other income (expense), net	56	(467)
(Loss) income before income tax	$(8,728)	$5,878
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Financial Supplement	First Quarter 2018

Average Physical Occupancy(1)

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from two to three feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of March 31, 2018, we had entered into contracts featuring fixed storage commitments or leases with 93 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	First Quarter 2018

Global Warehouse Portfolio

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	34	220.6	25%	874.3	78%	$58.8	$21.8	829
East	23	165.9	19%	534.4	74%	60.0	16.9	727
Southeast	37	176.5	20%	575.6	74%	51.6	15.5	660
West	38	235.0	27%	992.8	74%	64.8	25.7	737
United States Total / Average	132	798.0	91%	2,977.1	75%	$235.2	$80.0	2,275
International
Australia	5	47.6	5%	140.9	90%	$40.8	$7.2	56
New Zealand	7	22.8	3%	72.8	88%	8.0	2.1	72
Argentina	2	9.7	1%	21.6	69%	2.5	0.3	29
International Total / Average	14	80.2	9%	235.3	87%	$51.3	$9.6	150
Owned / Leased Total / Average	146	878.1	100%	3,212.4	76%	$286.5	$89.6	2,386
Third-Party Managed
United States	8	41.5	74%			$56.1	$2.5	4
Australia (6)	1		—%			3.2	0.8	1
Canada	3	14.3	26%			4.6	0.5	2
Third-Party Managed Total / Average	12	55.8	100%			$63.9	$3.8	6
Portfolio Total / Average	158	933.9	100%	3,212.4	76%	$350.4	$93.3	2,387

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the three months ended March 31, 2018. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from two to three feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Three months ended March 31, 2018.

(3)
We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)
We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)
As of March 31, 2018, we owned 110 of our U.S. warehouses and ten of our international warehouses, and we leased 22 of our U.S. warehouses and four of our international warehouses. As of March 31, 2018, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	First Quarter 2018

(1)	Retail reflects a broad variety of product types from retail customers.

(2)	Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.

(3)	Distributors reflects a broad variety of product types from distributor customers.

Financial Supplement	First Quarter 2018

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of March 31, 2018. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2018	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended March 31, 2018 (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	41	$34,589	6.8%	$88,056	$34,589
2018	36	33,994	6.7%	82,072	33,025
2019	29	43,788	8.6%	120,883	45,147
2020	26	25,647	5.1%	81,862	25,998
2021	7	3,227	0.6%	18,103	3,738
2022	16	33,021	6.5%	60,468	35,106
2023	2	2,795	0.6%	3,219	3,077
2024	1	424	0.1%	706	463
2025	—	—	—%	—	—
2026	2	7,273	1.4%	10,352	7,510
2027	2	4,595	0.9%	7,455	4,992
2028	—	—	—%	—	—
2029	3	8,320	1.6%	21,026	14,003
Total	165	$197,673	38.9%	$494,202	$207,648

(1)
Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of March 31, 2018, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the twelve months ended March 31, 2018, multiplied by 12.

(2)
Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of March 31, 2018 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	First Quarter 2018

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of March 31, 2018.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2018	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	12	$1,003	0.2%	100	4.6%	$1,003
2018	9	1,669	0.3%	184	8.5%	1,669
2019	6	1,758	0.3%	369	17.1%	1,793
2020	9	3,448	0.7%	375	17.4%	3,576
2021	4	899	0.2%	422	19.6%	1,332
2022	2	997	0.2%	144	6.7%	997
2023	2	2,795	0.6%	493	22.9%	3,077
2024	1	424	0.1%	70	3.2%	463
2025	—	—	—	—	—	—
2026 and thereafter	—	—	—	—	—	—
Total	45	$12,993	2.6%	2,157	100%	$13,910

(1)	Represents monthly rental payments under the relevant leases as of March 31, 2018, multiplied by 12.

(2)	Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.
These leases had a weighted average remaining term of 34 months as of March 31, 2018.

•
Month-to-Month Warehouse Rate Agreements. Month-to-month warehouse rate agreements are agreements that establish storage fee rates on products stored in our warehouses and rates for value-added services on an as-utilized, on-demand basis, typically pursuant to terms set forth on a standardized warehouse receipt and related rate schedule, but that do not require the customer to use our network or for us to reserve space for these customers. Our standard terms and conditions afford us favorable contractual protections and are not subject to negotiation with customers that enter into month-to-month warehouse rate agreements. Month-to-month customer relationships

Financial Supplement	First Quarter 2018

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Recurring Maintenance Capital Expenditures
The following table sets forth our recurring maintenance capital expenditures for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per cubic foot amounts)
Real estate	$5,809	$5,143
Personal property	252	347
Information technology	322	415
Total recurring maintenance capital expenditures	$6,383	$5,905

Total recurring maintenance capital expenditures per cubic foot	$0.007	$0.006

Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per cubic foot amounts)
Real estate	$5,197	$5,316
Personal property	7,992	7,295
Total repair and maintenance expenses	$13,189	$12,611

Repair and maintenance expenses per cubic foot	$0.014	$0.013
Growth and Expansion Capital Expenditures
The following table sets forth our growth and expansion capital expenditures for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Expansion and development initiatives	$18,236	$37,152
Information technology	800	1,431
Total growth and expansion capital expenditures	$19,036	$38,583

Financial Supplement	First Quarter 2018

Global Warehouse Segment Financial Performance

The following table presents the operating results of our warehouse segment for the quarters ended March 31, 2018 and 2017.

	Three Months ended March 31,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$125,727	$125,676	$119,666	5.1%	5.0%
Warehouse services	160,790	159,881	156,141	3.0%	2.4%
Total warehouse segment revenues	286,517	285,557	275,807	3.9%	3.5%

Power	16,114	16,148	15,428	4.4%	4.7%
Other facilities costs (2)	26,782	26,786	26,258	2.0%	2.0%
Labor	128,336	127,670	124,101	3.4%	2.9%
Other services costs (3)	25,715	25,610	26,500	(3.0)%	(3.4)%
Total warehouse segment cost of operations	196,947	196,214	192,287	2.4%	2.0%
Warehouse segment contribution (NOI)	$89,570	$89,343	$83,520	7.2%	7.0%

Warehouse rent and storage contribution (NOI) (4)	$82,831	$82,742	$77,980	6.2%	6.1%
Warehouse services contribution (NOI) (5)	$6,739	$6,601	$5,540	21.6%	19.2%

Total warehouse segment margin	31.3%	31.3%	30.3%	100 bps	100 bps
Rent and storage margin(6)	65.9%	65.8%	65.2%	70 bps	60 bps
Warehouse services margin(7)	4.2%	4.1%	3.5%	70 bps	60 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $3.7 million and $3.7 million for the three months ended March 31, 2018 and 2017, respectively.

(3)	Includes non-real estate rent expense of $3.4 million and $3.4 million for the three months ended March 31, 2018 and 2017, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	First Quarter 2018

Same-store Financial Performance
The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the quarters ended March 31, 2018 and 2017.

	Three Months Ended March 31,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands)
Rent and storage	$122,977	$122,926	$116,661	5.4%	5.4%
Warehouse services	157,502	156,594	152,999	2.9%	2.3%
Total same store revenues	280,479	279,520	269,660	4.0%	3.7%
Same store cost of operations:
Power	15,659	15,694	14,729	6.3%	6.6%
Other facilities costs	25,286	25,290	24,418	3.6%	3.6%
Labor	125,435	124,768	121,022	3.6%	3.1%
Other services costs	24,973	24,869	25,785	(3.1)%	(3.6)%
Total same store cost of operations	$191,353	$190,621	$185,954	2.9%	2.5%

Same store contribution (NOI)	$89,126	$88,899	$83,706	6.5%	6.2%
Same store rent and storage contribution (NOI)(2)	$82,032	$81,942	$77,514	5.8%	5.7%
Same store services contribution (NOI)(3)	$7,094	$6,957	$6,192	14.6%	12.4%

Total same store margin	31.8%	31.8%	31.0%	80 bps	80 bps
Same store rent and storage margin(4)	66.7%	66.7%	66.4%	30 bps	30 bps
Same store services margin(5)	4.5%	4.4%	4.0%	50 bps	40 bps

Non-same store revenues:
Rent and storage	$2,750	$2,750	$3,005	(8.5)%	(8.5)%
Warehouse services	3,288	3,287	3,142	4.6%	4.6%
Total non-same store revenues	6,038	6,037	6,147	(1.8)%	(1.8)%
Non-same store cost of operations:
Power	455	454	699	(34.9)%	(35.1)%
Other facilities costs	1,496	1,496	1,840	(18.7)%	(18.7)%
Labor	2,902	2,902	3,079	(5.7)%	(5.7)%
Other services costs	741	741	715	3.6%	3.6%
Total non-same store cost of operations	$5,594	$5,593	$6,333	(11.7)%	(11.7)%

Non-same store contribution (NOI)	$444	$444	$(186)	(338.7)%	(338.7)%
Non-same store rent and storage contribution (NOI)(2)	$799	$800	$466	71.5%	71.7%
Non-same store services contribution (NOI)(3)	$(355)	$(356)	$(652)	(45.6)%	(45.4)%

Total warehouse segment revenues	$286,517	$285,557	$275,807	3.9%	3.5%
Total warehouse cost of operations	$196,947	$196,214	$192,287	2.4%	2.0%
Total warehouse segment contribution	$89,570	$89,343	$83,520	7.2%	7.0%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	First Quarter 2018

Same-store Key Operating Metrics
The following table provides certain operating metrics to explain the drivers of our same store performance.

	Three Months Ended March 31,		Change
Units in thousands except per pallet data	2018	2017
Same store rent and storage:
Occupancy(1)
Average occupied pallets	2,375	2,416	(1.7)%
Average physical pallet positions	3,112	3,096	0.5%
Occupancy percentage	76.3%	78.0%	-170 bps
Same store rent and storage revenues per occupied pallet	$51.77	$48.30	7.2%
Constant currency same store rent and storage revenues per occupied pallet	$51.75	$48.30	7.1%

Same store warehouse services:
Throughput pallets	6,499	6,657	(2.4)%
Same store warehouse services revenues per throughput pallet	$24.24	$22.98	5.5%
Constant currency same store warehouse services revenues per throughput pallet	$24.10	$22.98	4.9%

Non-same store rent and storage:
Occupancy(1)
Average occupied pallets	72	53	35.8%
Average physical pallet positions	100	88	13.6%
Occupancy percentage	71.6%	61.0%

Non-same store warehouse services:
Throughput pallets	147	142	3.5%

(1) We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from two to three feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Average occupancy at our same stores was 76.3% for the three months ended March 31, 2018, a decrease of 170 bps compared to 78.0% for the three months ended March 31, 2017. This change was primarily the result of a decrease of 1.7% in average occupied pallets. The decrease in the average occupied pallets is primarily associated with the timing of Easter in 2018 and a decline in the number of occupied pallets in our West region of the United States due to lower average inventory in our "harvest sites" that service some of our largest fruit and vegetables suppliers. Same store rent and storage revenues per occupied pallet increased 7.2% period-over-period, primarily driven by customer mix, whereby a greater proportion of customers paid higher average rates per pallet, an increase in the number of fixed commitment storage contracts entered into with our warehouse customers, and contractual rate escalation. On a constant currency basis, the increase in our same store rent and storage revenues per occupied pallet was approximately the same as the change in same store rent and storage revenues per occupied pallet including the effect of foreign currency fluctuations. This was attributable to the fact that the increase in same store rent and storage revenues from our domestic operations was substantially higher than the increase in same store rent and storage revenues from our foreign operations.
Throughput pallets at our same stores were 6.5 million pallets for the three months ended March 31, 2018, a decrease of 2.4% from 6.7 million pallets for the three months ended March 31, 2017. This decrease was primarily attributable to a shift in the inbound/outbound profile of certain domestic customers from higher inventory turn customers to lower inventory turn customers with more profitable volumes. Same store warehouse services revenues per throughput pallet increased 5.5% period-over-period primarily as a result of an increase in higher priced repackaging, blast freezing, and case-picking warehouse services and, in part, a favorable net effect of foreign currency translation

Financial Supplement	First Quarter 2018

as the increase in warehouse services revenues from our foreign operations was greater than the increase from the same revenues stream at our domestic operations. On a constant currency basis, our same store services revenues per throughput pallet increased 4.9% period-over-period.

Financial Supplement	First Quarter 2018

Current Growth and Development Projects

			Under Construction		Costs of Expansion / Development (in millions)			Budgeted Stabilized Return on Invested Capital	Target Completion Date
Facility	Opportunity Type	Facility Type	Cubic Feet (in millions) (1)	Pallet Positions (in thousands) (1)	Cost to Date	Estimate to Completion (2)	Estimated Cost (2)
Middleboro, MA	Development	Production Advantaged	5.2	28	15	9	24	8-12%	Q3 2018
Rochelle, IL	Expansion	Distribution	15.7	58	32	47	79	12-15%	Q4 2018
Total			20.9	86	$47	$56	$103

(1)	Cubic feet and pallet positions are estimates while the facilities are under construction.

(2)	Reflects management’s estimate of cost of completion as of March 31, 2018.

Middleboro, MA new build status May 2018

Rochelle, IL expansion status May 2018

Financial Supplement	First Quarter 2018

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related IPO expenses, stock-based compensation expense for the IPO retention grants, severance and reduction in workforce costs, acquisition, diligence and other pursuit costs, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly report on Form 10-Q. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The tables on page 16  and 17 reconcile EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.